Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-150669, 333-141727, and 333-150664 on Form S-3 and Registration Statement Nos. 333-61969, 333-17451, 333-82787, 333-63264, 333-125697, and 333-135431 on Form S-8 of our report dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of Black Hills Corporation and subsidiaries (the “Company”) (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraph regarding the adoption of new accounting standards), and our report dated March 2, 2009 regarding the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Minneapolis, MN

March 2, 2009